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                                                                    Exhibit 10.5

July 14, 2000


John P. Barratt



Dear John:

I am very pleased to offer you the position of BEYOND.COM'S Chief Operating Officer. As Chief Operating Officer, you will be responsible for leading and managing eStore Services, Business Operations, Business Development, Legal, Facilities, and Human Resources. Also, you will report directly to Ronald S. Smith, in his capacity as President and CEO of BEYOND.COM.

Your base salary will be $265,000 annually and will generally be reviewed on an annual basis. You will also be eligible for an annual bonus of $135,000, paid quarterly. During your employment, you will be eligible for all benefits made available to other similarly situated employees of the company from time to time. These benefits may be added to or deleted from the benefits package offered by the company at any time at the discretion of the Board of Directors of the company.

In addition, you will be granted a one-time sign-on bonus of $50,000. Should your employment with BEYOND.COM be terminated by you or for cause prior to your twelve-month anniversary, you will be required to return the sign-on bonus. The return amount will be pro-rated over a twelve-month period, after which time there will be no obligation on your part to return the sign-on bonus.

Also, BEYOND.COM will provide reimbursement for your lodging, travelling, and vehicle leasing expenses under the following terms.

o Lodging - You will be reimbursed for up to $40,000 annually in living expenses in the Greater San Jose Area such as a two-bedroom condominium.

o Travel - You and your wife will be reimbursed for up to $35,000 annually in commute/travel expenses incurred between Toronto and the Greater San Jose Area.

o Vehicle Lease - You will be reimbursed for up to $6,600 annually for the leasing of a vehicle.

When you commence your employment with the company, the company intends to grant you a stock option to purchase 500,000 shares of the company's common stock. One quarter (1/4) of the option shares (125,000) will become exercisable after you have completed twelve months of employment with the company, and, thereafter one forty-eighth (1/48) of the option shares (10,416.66) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws.


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In the event that a change of control (defined to mean the Company is sold or is a party to a merger with another company resulting in the Company's shareholders immediately prior to such transaction owning less than 50% of the successor company's voting capital stock immediately following such transaction) occurs, 50% of the unvested options held by you will be immediately vested. The balance of the unvested options held by you will continue to vest under the original vesting schedule. In the event that such a change of control as described above occurs and BEYOND.COM stock is valued at or above $10.00 per share, 100% of the unvested options held by you will be immediately vested.

For purposes of this offer letter, any act by you involving fraud, willful malfeasance or similar wrongful acts, or willful and continuing neglect of your duties after notice of such, shall be grounds for you to be "Terminated For Cause." If you are terminated for any other reason, you shall be deemed "Terminated Without Cause." In the event that you are terminated without cause, the Company will pay you as agreed upon severance a lump sum one time payment amount equal to twelve (12) months of your then base salary and annual bonus. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

At all times your employment will be "at will". Under California law this means that it is not for a specified period of time and at any time either you or the company can terminate the employment, with or without cause, by giving notice to the other party. This offer of employment is contingent upon completion of a background investigation.

Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any question about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department. Also, this offer is made with the understanding that you will be available to start employment with BEYOND.COM within seven (7) calendar days after receipt of your "authorization to work in the United States" and that the Company does undertake to reimburse you for legal and administration expenses, incurred by you for the sole purpose of applying for authorization to work in the United States.

John, we look forward to having you join the team and believe you have the ability to make a significant contribution to our success. If you are in agreement with the terms of this offer, please sign below and return it to me by Friday, July 14, 2000.

Sincerely,


Ronald S. Smith
President and CEO

Agreed and Accepted:                                      Date:

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John P. Barratt

Start Date:

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